EXHIBIT 99.2

CORPORATE PARTICIPANTS

Kathy Waller

IntraLase - Financial Relations

Bob Palmisano

IntraLase - President and CEO

Shelley Thunen

IntraLase - EVP and CFO

CONFERENCE CALL PARTICIPANTS

David Maris

Banc of America - Analyst

Ted Huber

Wachovia Securities - Analyst

Alli Widman

Citigroup - Analyst

Jason Mills

First Albany - Analyst

Jeff Johnson

Robert Baird - Analyst

James Shannick

Jewel Investments - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Quarter One 2005 IntraLase fourth earnings conference call. My name is Anika and I will be your coordinator for today.

[Operator Instructions]

I would now like to turn the presentation over to your host for today’s conference, Ms. Kathy Waller, Financial Relations. Please proceed, Ma’am.

Kathy Waller - IntraLase - Financial Relations

Thank you, Anika. Thank you, good morning. On behalf of IntraLase, I’d like to welcome everyone to today’s first quarter conference call. IntraLase’s news release detailing first quarter results was issued over the Newswire this morning. Anyone needing a copy of the release can go directly to the company’s Website at www.intralase.com or simply contact Ryan Herron at 949-859-5230 Extension 188, and he can get you one immediately.

Joining us today from management are Bob Palmisano, President and CEO and Shelley Thunen, EVP and CFO.

Before turning the call over to Bob, I would like to remind everyone that this presentation includes forward-looking statements and actual results could vary. For a discussion of the factors that could cause actual results to vary from these forward-looking statements, please see the “Risk Factors” section of the IntraLase Form 10-K for 2004 and its press release dated today, April 28, 2005.

Now I would like to turn the call over to Bob. Bob?

Bob Palmisano - IntraLase - President and CEO

Thanks, Kathy and good morning to everyone. Before we begin the call, I want to take a moment to say a few words to honor Frank Jepson, our former VP of Corporate Communications and Investor Relations, who many of you knew well.

Frank passed away suddenly on March 30th. We at IntraLase grieve the loss of Frank and remember the integral role he played in our company. Frank joined us in July of 2004 and was tasked with establishing the company’s internal and external communications functions in advance of our initial public offering. I personally had a relationship with Frank going back over 20 years.

Frank is survived by his wife Kendra and children Franklin, Paula and Kayla, and our thoughts are with them. Frank’s legacy is marked by his extreme professionalism, exemplary performance and invaluable contribution to the success of our company. His zest for life will be an enduring legacy. Frank will be greatly missed.

Now I’ll turn to the business at hand. I’ll begin this call with our key accomplishments this quarter and Shelley will then provide a detailed review of our income statement and balance sheet trends. I will conclude our remarks with some comments concerning the remainder of 2005 and then open the call for your questions.

First I must say that we are very pleased with our performance this quarter, which was in a word, terrific. We set records for revenue, laser placements and per procedure fees which include a disposable patient interface, and as we move closer to our goal of generating more than half our revenues from procedures by the time we exit 2005.

The strong top line performance was responsible for expanded gross margins and better operating leverage resulting in our first profitable quarter in the company’s history. Laser placements worldwide are growing at an impressive rate, reflecting rapid adoption of our technology both in the U.S. and abroad.

During the quarter, IntraLase shipped 39 lasers around the world, bringing our total installed base to 254 lasers as of March 31st. This greatly exceeded the 2004 first quarter, when we installed 17 lasers, and surpassed our previous record of 37 established in the 4th quarter.

The first quarter of the year is usually seasonally weak for laser sales, so we are doubly pleased to break the record this quarter, even though we were working off a small backlog. International laser placements again contributed to an achievement that was in excess of our expectation.

We had anticipated that international placements would account for about a third of our total placements in 2005, but with this over achievement, about 50% of the laser placements in the first quarter were in international markets. This is not a reflection of any weakness in the U.S. market. In fact, U.S. placements were up 50% from the comparable quarter a year ago.

However, we are gaining tremendous traction internationally and we believe now that we could end up close to 50% of our laser sales for 2005 in international markets. We have now sold into 19 countries, outside the United States, adding Ireland and Hungary to our installed base this past quarter. Our strategy of targeting thought-leader innovative surgeons, as well as high volume practices in each of our markets is bearing fruit internationally.

We are also gaining global traction because our laser can now be used for certain therapeutic indications. While these additional indications are not large markets, they do help drive laser sales, particularly in Europe, where practices tend to be broader and less devoted to one specialty, such as LASIK.

In our last conference call we told you we were confident that dollar and unit sales and per procedure fees would be seasonally strong this quarter and therefore up significantly on a sequential basis and this did in fact occur.

Sales exceeded 75,000 units for the quarter compared with just over 41,000 for the first quarter of 2004, and 52,000 in the prior period, an increase of 44% sequentially. The strong laser placements achieved in the fourth quarter of 2004 drove some of this growth.

As you know, we closely monitor utilization rate of our laser. Our goal is to have each of our new customers perform at least 85% of the corneal flap procedures with our laser within the first 30 days after being installed. This objective again was accomplished during the first quarter.

I also want to bring you up to date on our Internet software upgrade to protect our per procedure fee and eliminate reuse. We have always had a method for the laser to count the number of procedure performed and to reconcile that number to customer purchases. However we recognize our existing solution, being a manual process, was not scalable and that reuse could occur and it could only be addressed retrospectively.

We began a development program 18 months ago to develop a secure activation program through the internet, which we began rolling out in December of 2004. The new software activates a number of procedures purchased and prevents the laser from working if the number of procedures purchased is exceeded.

Our customers have been very cooperative. Today about a 130 of the domestic installations now use the Internet based systems to enable procedures representing conversion of over 70%, including customers that were just installed in the first quarter. We expect almost all our U.S. customers to be converted by June of this year.

International upgrades will commence mid- year with most converted by the year-end. The incremental cost of this solution is minimal since we schedule this upgrade ahead of time and usually implement it when we already plan to be at a customer site.

Despite rapid adoption and tremendous customer cooperation, we do think some customers have been reusing. While our focus has been on converting these customers, we estimate that somewhere between 2,000 and 3,000 procedures may have been reused during the first quarter. None of these procedures are included in either our first quarter procedure results or our market share estimates.

With regard to the U.S. market we estimate the IntraLase lasers perform approximately 17% of corneal flap procedures in U.S. during the first quarter, up from about 16% in the fourth quarter, and up from 12% a year ago. We think it is notable the IntraLase has increased its market share every single quarter since laser was brought to market. We see this continuing throughout the year.

Before I turn the call over to Shelley, for a detailed review of our financial results, I did want to say that I enjoyed seeing some of you last week at the ASCRS meeting. Approximately 4,200 ophthalmologists attended the conference, up about 15% from last year.

Our booth radiated energy. We were a major presence and one of the most talked about technologies at the conference. There were 40 ASCRS papers featuring IntraLase, 35 booth presentations by surgeons and we hosted a user group meeting and practice marketing course for our customers, with over 250 attendees cumulatively.

In addition, 4 papers about IntraLase were voted best paper in the session, including both Dr. Dan Durrie’s study comparing IntraLase and a mechanical microkeratome, and the Navy study evaluating IntraLase against 2 mechanical microkeratomes. These studies were recognized in part for being randomized prospective trials.

We officially introduced our new laser, the FS30™. The new laser and upgrade for our existing customers demonstrates our commitment to continued innovation to drive customer satisfaction. Our surgeons told us they were satisfied with the 15 KHz laser but they would be delighted with a faster, even more precise, piece of equipment.

The IntraLase FS30™ laser will positively impact practices, procedures and patients, by providing faster procedure time, taking just under 30 seconds. The procedure time has been halved, practices will experience higher patient throughput, and patients will experience greater inter-operative comfort.

Tighter spot placement will facilitate easier flap lifts and enhance the surgical experience. Lower energy with spots closer together. We can lower the energy level which will diminish the potential for post operative inflammatory response. There has been low incidence of inflammatory response but this has been used as a point in the past for a reason to delay buying an IntraLase laser. The FS30 will continue to dispel this myth.

I also wanted to give you a brief update on the Escalon litigation. As you may know, there was hearing this past Monday. During that hearing IntraLase prevailed and prevented Escalon from canceling our license as they had threatened to do.

At this point I will turn the call over to Shelley. Then I will come back and I will share some thoughts concerning expectation for 2005, and then we will take your questions. Shelley.

Shelley Thunen - IntraLase - EVP and CFO

Thank you Bob, and good morning everyone. As Bob indicated, we achieved record results including reaching profitability in the first quarter. Global demand for lasers continues to be robust. We installed 39 lasers worldwide during the first quarter, and generated associated revenues of $10.4 million, up a 163% from a year ago.

In the 2004 period a year ago, laser revenues were $4 million generated by the sale or lease of 17 lasers. While we installed 2 more lasers in our previous quarter, which was last quarter, laser revenues were lower by $1.1 million, approximately 9.5% sequentially, due to a higher percentage of international lasers sold and more leases in the United States.

In the fourth quarter, laser leases in the U.S. only accounted for 10% of all placements whereas in the first quarter, laser leases represented approximately 20% of all U.S. sales or leases.

Looking ahead in 2005, we still estimate that about 15% of our newly installed lasers in the United States will be under operating leases, compared to approximately 24% in all of 2004 and 50% in the first quarter of 2004, the comparable quarter. However, this average expectation of 15% could vary by quarter.

Growth in our procedure sales was very strong during the quarter. For the quarter, we sold approximately 75,000 procedures globally, an 83% increase over the 41,000 procedures sold in the first quarter of 2004 and a 44% sequential advance.

On a revenue basis, procedure sales were up 91% year over year to $9 million for the quarter and rose 45% sequentially from the fourth quarter of 2004. As expected, the average selling price of the per procedure fee stepped up from $118 in the fourth quarter of 2004 to $120 in the first quarter of 2005. As many of you know, each procedure fee includes a single disposable patient interface.

Maintenance revenues were $1.7 million, more than double the $790,000 in the comparable quarter a year ago, and an increase of almost 20% sequentially. The gains were attributable to our growing U.S. installed base and service tools sold to our international distributors.

Reflecting increasing sales volumes and higher average selling prices, gross margins continue to expand. The consolidated gross margin for the quarter was 52.7%, a significant improvement from the 40.7% in last year’s first quarter and the 43.5% posted in the fourth quarter of 2004.

The improvement from the comparable period a year ago was primarily attributable to rising average selling prices coupled with cost savings on both our lasers and patient interface on higher volumes.

The improvement from the sequential quarter, the fourth quarter of 2004, was due primarily to mix. Per procedure fees inclusive of the patient interface, increased to 43% of revenues in the first quarter of 2005 as compared to 32% in the fourth quarter 2004, with some continuing improvements cost improvements on higher volumes.

Turning to expenses, research and development was $2.5 million, up 7% from the first quarter of 2004 and down 32% sequentially. The quarter over quarter decline was primarily due to reduced stock-based compensation expense which fell dramatically in the first quarter because of the impact of the lower stock price on variable priced options to consultants.

Selling, general and administrative cost of $7.2 million increased 101% from the same quarter a year ago, but dropped as a percentage of revenues from 38.1% of revenues to 34.2% of revenues. SG&A expenses were $845,000 lower than in the fourth quarter when SG&A amounted to $8.1 million or 42.2% of revenues. The decrease, again, reflected lower stock based compensation. Importantly, the value of the infrastructure spending we made at the end of last year paid dividends in terms of this quarter’s international laser placements and procedure volumes.

Other income rose to $668,000 in the period or $279,000 higher than the fourth quarter of 2004. $160,000 of this increase was attributable to a one-time manufacturers’ sales tax credit from the state of California along with a full quarter of investment income from our IPO proceeds.

Based on this strong across the board performance, we showed an operating profit of $1.4 million versus a $2.1 million operating loss in the comparable period of 2004. Net income was $2 million, or diluted earnings of $0.06 per share, compared with a net loss of $2.1 million or $0.97 per share on a diluted basis a year ago. On a sequential basis, we lost $3.1 million in the fourth quarter or $0.12 per share. This quarter, accounting for non-cash stock-based compensation benefited our results. Because the stock price declined from year-end, variable price stock options resulted in a benefit of $59,000.

Had the stock held steady or increased modestly, stock-based compensation expense would have been in the range of $600,000 to $700,000 resulting in net income in the range of $1.3 million to $1.4 million, still a significant level of profitability for our first profitable quarter.

I would now like to turn to the balance sheet and cash flows. As of March 31st, we had $89.3 million in cash, cash equivalents and investments, down from $92 million at December 31st, using $2.7 million in cash in the quarter, which was directly attributable to an increase in accounts receivable.

We ended the quarter was $10.7 million in accounts receivables, up from $7.2 million at the end of 2004. Days sales outstanding were 46 days compared with 34 at the end of the year. As we mentioned in our last conference call, we expect days sales outstanding to move up from our historical levels of 31 days to 34 days, as one, we expand internationally and two, as our per procedure revenues, which have longer credit terms, increase as a percentage of our sales. Going forward, we look for days sales outstanding to run higher than our historical levels but below what we saw in this first quarter.

Inventories were $9.1 million at quarter’s end, up slightly from $8.9 million at December 31st, turning at about our historical level.

Because our operations are typically not capital intensive, cash flow generations should quickly follow profitability for us. However, I do want to remind you that we are planning to consolidate operations into a larger facility that will support our efforts to increase manufacturing capacity and once again, house all of our employees in one facility. Our move into a new space is scheduled for mid-year, so during the second quarter we expect to spend approximately $3.5 million for leasehold improvements, and build up inventories a bit in advance of the move. We expect inventories to return to normal levels by the end of the year and cash flow generation to commence in the second half of 2005.

I want to thank you very much for your time and attention, and I will now turn the call back over to Bob.

Bob Palmisano - IntraLase - President and CEO

Thank you, Shelley.

Turning to our expectations for the remainder of the year, we are affirming our full year guidance. We continue to assume an overall LASIK market growth in the area of 6% to 8%.

For 2005, in total, we continue to expect revenues will exceed $95 million, with laser sales the strongest in the second and fourth quarters. Average selling prices should continue to rise as larger portion of our customer base falls within the scope of our per procedure price increase that was initiated in July 2004, FS30s, with a higher list price commence shipment in the third quarter, and as a declining percentage of our customers qualify for high volume per procedure discounts.

Gross margin should steadily improve as disposables comprise a larger share of our revenue mix. These results will drive the bottom line, and we fully expect to be profitable in each quarter of 2005, and begin generating cash in the second half of the year.

We continue to look for net income in the range of $10 million to $12 million or from $0.33 to $0.37 per share on a diluted basis, with more than half that amount coming from the fourth quarter performance.

We do want to point out that we cannot predict the impact of non-cash stock-based compensation on reported earnings. So we are taking conservative view of this expense category for the remainder of the year. While we would note that increases in our stock based compensation expense reduce reported earnings per share, it also means IntraLase stock price has appreciated.

Now I turn to the operator to open lines so that we can take your questions.

QUESTION AND ANSWER

Operator

[Operators Instructions] Our first question comes from the line of David Maris of Banc of America, please proceed.

David Maris - Banc of America - Analyst

Hi. Few questions, first what percentage of the procedures in the first quarter came from lasers installed in the fourth quarter, if you have that?

Shelley Thunen - IntraLase - EVP and CFO

Yes, we do David. On average, those lasers that were installed in the third and fourth quarter generated about 75 procedures per month and so what we see out of that is that they generated about — of the total amount of about 6% of the total.

David Maris - Banc of America - Analyst

OK. Sounds as though your international business is picking up pretty well, what is the penetration in that business right now, in that market?

Bob Palmisano - IntraLase - President and CEO

You have to go country by country, you know. We got to see the market further at the end of the first quarter of last year, so it’s just has been about a year in over 19 countries. I would say that our highest penetration rates are in Korea and Japan followed by Spain. I’d say those will be our top 3, but you have to go country by country, and there isn’t — there is not good market research data to compare with. So, it is a bit of a challenge to give you that estimate, David.

David Maris - Banc of America - Analyst

The new faster laser, do you think if there is any hold back, may be in the second quarter, now that you have (inaudible) the fast laser of — saying, well, ship me one of the new ones when they become available, I don’t want a slower one.

Bob Palmisano - IntraLase - President and CEO

No, no we don’t because what we have done is when we were selling lasers in the first quarter, we let them know that this was coming and we included the price, I believe, in the quote and then we told them we would give the upgrade — we will give them the upgrade as soon as we were able to do that which would be starting the third quarter of this year, so, I don’t think anybody held back.

Shelley Thunen - IntraLase - EVP and CFO

David, what we are doing is, just deferring the value of the upgrades and revenues and then they will get it and we will take the revenues when they actually get the upgrade.

David Maris - Banc of America - Analyst

Great and then lastly, on the lock-up that’s coming, the stock, we have down before on the lock up expiration and I know it is not in your control but a small portion of it is management that can sell in this lock up exploration. Do you know, just anyone in management intend to sell during that period.

Bob Palmisano - IntraLase - President and CEO

No, we have a procedure in place that is required to get approval to do that and we have not had any requests, so I don’t anticipate that.

David Maris - Banc of America - Analyst

Great. Well, congratulations again.

Bob Palmisano - IntraLase - President and CEO

Thank you.

Shelley Thunen - IntraLase - EVP and CFO

Thank you, David.

Operator

Our next question comes from the line of Ted Huber of Wachovia Securities. Please proceed.

Ted Huber - Wachovia Securities - Analyst

Good morning. Thanks.

Shelley Thunen - IntraLase - EVP and CFO

Good morning Ted.

Ted Huber - Wachovia Securities - Analyst

Shelly, this laser price came down pretty sharply, I guess because of lot of leases, can you comment on is that a move back toward the $300 plus — $300,000 plus for laser range or is this just kind of new base line if you will, to think about laser pricing.

Shelley Thunen - IntraLase - EVP and CFO

Yes, I think laser pricing is — we have got really two variables in it, one is mix between domestic and international but the more important metric is U.S. laser leases and so, I continued to think that you know, subject to the laser leases, you know, that the $300,000 is probably for the year, a fair ASP, which is rising, you know with the introduction of the 30 KHz, you know as we get to the end and 30 KHz as we get to the end of the year.

Ted Huber - Wachovia Securities - Analyst

When you say exceeded, the one that you would calculate in your P&L, right?

Shelley Thunen - IntraLase - EVP and CFO

Yes.

Ted Huber - Wachovia Securities - Analyst

OK, so in terms of the prices you are realizing on contracts, are those holding firm or has there any changes in those with you customers?

Shelley Thunen - IntraLase - EVP and CFO

No, they have been holding very firm.

Ted Huber - Wachovia Securities - Analyst

OK.

Shelley Thunen - IntraLase - EVP and CFO

The function of laser leases versus sales in the mix.

Ted Huber - Wachovia Securities - Analyst

And then I also just want to clarify your comments as well, Bob, about you know the mix, you said it was 50/50 in the quarter, is that the expectation going forward, and how should we think about that. Does that mean the overall laser numbers ought to go up or does the U.S. number come down and it is offset by the bigger international numbers?

Bob Palmisano - IntraLase - President and CEO

No, first of all, I think at 50/50, to me sitting here today, seems like a good number for the year. I would say that. I would also say that it does not show any downside in the domestic U.S. market in that we met our plans, we exceeded last year greatly in the first quarter and the U.S. business is very, very strong. It is just that the international business is stronger than we had anticipated but we always give kind of a range when we give guidance and I don’t think we ever given guidance to how many lasers we would ship.

So, I think that in total when we say greater than $95 million for a year again, that’s the range and we expect may be, we could be a little bit better than that but we are not ready, given one day at a point, the first quarter to increase that. But the important thing is that we have 50/50 going for the year, no weakness in the U.S. market and the international piece, I think is just working out spectacularly well.

Ted Huber - Wachovia Securities - Analyst

Great, then just lastly on the procedure side, I think in the last call, you told that by fourth quarter, your procedure, laser revenue mix would be about even, given your kind of overachieving in the laser side, does that still hold or might we not get to that level and then — well, I guess, that’s the question?

Bob Palmisano - IntraLase - President and CEO

Yes, I think, it looks like we will get to that level. The only caveat I would put in that is that if we have the opportunity to sell more lasers we will, and that might hold that down — that ratio down, that’s a good thing.

Ted Huber - Wachovia Securities - Analyst

Sure.

Bob Palmisano - IntraLase - President and CEO

But if we go along where we think we are going now, is we do think that we should be able to get to that by the fourth quarter.

Ted Huber - Wachovia Securities - Analyst

And then again lastly on procedures, the 2,000 to 3,000 of potential reuse I guess that starts to come back, before you starting second quarter in the U.S. and back-half internationally and also if you could comment on you know some of these anomalous hitch you had to your fourth quarter volumes, where are you with that. Are these docs off vacation I hope and …

Bob Palmisano - IntraLase - President and CEO

I hope so too, yes, we are not going to let them go on vacation before — we’re going to keep an eye on them. I think that we should get some of that back as we go through the year but it’s — these things are awfully hard to predict precisely. We had — we give and I underline, an estimate of 2,000 to 3,000 procedures, that were reused and we did have some that we absolutely knew for sure, but we have corrected those. I mean, our surgeons — our customers have been very cooperative.

The alternative would have us filling in the accounting manually and going through all that and so that they see the value of this offer. So, I think reuse certainly by the end of the year will be something that is in the past. We will have a strong — by the end of the second quarter I think that the U.S. market will be basically done and then we will move on to the international market which we have — in the international market we have not seen a lot of reuse, quite frankly.

Ted Huber - Wachovia Securities - Analyst

And again those 3 high-volume surgeons that hurt your volumes fourth quarter they are fully back in the first quarter?

Bob Palmisano - IntraLase - President and CEO

I haven’t looked at you know, at their purchases during the first quarter but I know that whether they are back to where they were a year ago I think they are all back up and running, they are not on vacation any longer and that they are still are number 1, 2 or 3 high volume doctors, yes.

Ted Huber - Wachovia Securities - Analyst

OK, super.

Shelley Thunen - IntraLase - EVP and CFO

And, Ted, I did look at it. They are very close to their historical volumes.

Ted Huber - Wachovia Securities - Analyst

OK. Thank you .

Bob Palmisano - IntraLase - President and CEO

You are welcome.

Operator

Our next question comes from the line of Alli Widman of Citigroup.

Alli Widman - Citigroup - Analyst

Hi guys how are you?

Bob Palmisano - IntraLase - President and CEO

Good Alli, how are you?

Alli Widman - Citigroup - Analyst

Good. Just had a couple of questions for you, the first one is just about per procedures and if you could give the breakout in the U.S. and then a little more specifically, talk about how the ASP that you gave of $120 factors into that?

Shelley Thunen - IntraLase - EVP and CFO

OK, first of all I think as we look at our per procedure volume of 75,000 units, 55,000 emanated out of the U.S. and 20,000 internationally. And the ASP of $120 per procedure is blended between domestic and international. We don’t break it out between the two categories. I think that you know, Bob and I also, kind of want to talk about the international versus the U.S. mix as well, in terms of kind of where we are going as well. Bob did you want to make a comment?

Bob Palmisano - IntraLase - President and CEO

Yes, I would just say that we really internally think this as a global business. You know we are unique in that, we are able to get these procedures fees all around in the world and we don’t think that there is a real big distinction to be made between procedures done in the U.S. and procedures done outside the U.S. given that we all get a procedure fee.

Granted there is a little bit of a margin difference on a gross margin basis but when we look at it on a contribution margin basis plus we don’t know have the infrastructure internationally is that it’s good or maybe even better on a bottom line basis. So, I’m hopeful that we can start talking about this more on a global basis than breaking down these markets individually in the future that was just what we were thinking

Alli Widman - Citigroup - Analyst

OK. And just one more on the pricing theme, on the pricing of the 30 KHz laser, percentage wise how much more is that than the 15 KHz laser?

Shelley Thunen - IntraLase - EVP and CFO

OK, what we have done is we have increased our list price for the laser both domestically and internationally about 7% with the introduction of 30 KHz.

Alli Widman - Citigroup - Analyst

OK great. What about in terms of — to see a little more color on the surgeons types as well as the geographies of the placements in the U.S. so far and more specifically are some of these lasers being placed in places where the consumers naturally pay higher prices or is there more of a mix?

Bob Palmisano - IntraLase - President and CEO

No I think that the two trends that we see in the U.S. market, we are cyclo-graphically more into the mass majority doctors and we always said that we thought that procedures per laser over time is going to come down in the U.S. because we’re dealing with more of moderate volume centers and I think that is in fact occurring, but utilization rates in those centers is very, very high.

On the international placements as we see those more as we were in the U.S. a year or two ago being more, the market leaders and the higher volume doctors. I think it’s — the two things are going to be kind of offsetting each other for a while but eventually as we get into and really the mass majority of surgeons around the world, and that’s the way, we still have a long runway before we get there, is that procedures per laser should come down some as we get into the more moderate volumes centers.

Alli Widman - Citigroup - Analyst

OK and just on the stock-based compensation, you spoke about a little bit before, but explicitly, are there any explicit assumptions that you’ve assumed in the guidance going forward?

Shelley Thunen - IntraLase - EVP and CFO

Overall, as we look at the year, what we’ve said is that stock based compensation for the year should amount in the range of $2 million to $2.5 million worth of expense but as you saw in this quarter it could be variable quarter by quarter.

Alli Widman - Citigroup - Analyst

OK, alright thank you.

Operator

Our next question comes from the line of Jason Mills of First Albany, please proceed.

Jason Mills - First Albany - Analyst

Hi guys thanks for taking the call, and congratulations on a great quarter

Shelley Thunen - IntraLase - EVP and CFO

Good morning Jason.

Jason Mills - First Albany - Analyst

Good morning, first one I wanted to ask about customers in the United States. Specifically corporate customers, those of which have talked recently about not employing the IntraLase laser, but thinking about getting around to doing that, specifically, LCA Vision . Talking about that, could you comment on the opportunity with customers in the U.S. who are obviously are potentially big customers that aren’t customers yet?

Bob Palmisano - IntraLase - President and CEO

Well, certainly the big ones certainly are LCA Vision and TLC. We do have a number of lasers placed in the TLC organization, although we don’t state how many. LCA is something that we think our system would benefit them, we intend to make them a customer and that’s about all I can say.

Jason Mills - First Albany - Analyst

OK, that’s very helpful. Shelly on the gross margin side, that’s a very good number obviously up sequentially quite a bit. Could you give me a little guidance with respect to the movement sequentially, gross margin broken down by Lasers interfaces and service. We kind of tracked that. I understand you are not going to give me the exact numbers but, just how they move sequentially. It looks like, just backing into it, they all moved up?

Shelley Thunen - IntraLase - EVP and CFO

Yes, I think that they all did move up and I will tell you that significantly we made a little bit of money on the maintenance for the first time. It’s pretty marginal, but we moved in the right direction, and as you know we are still trying to get to maintenance gross margin in the 10% or even a little bit higher, as we exit 2005. Our goal is to get to the per procedure gross margin as we exit the year in the 80% range. And I think that we continue to make progress on that basis both to the ASP and as well continuing to move our costs down.

And our laser gross margin, we are very good this quarter as well. I expect that more to hold steady. I think it was a little extremely good this year, we continue to see a lot of basis from the fact that our fixed overhead is being spread across more and more lasers but I don’t look for it to really increase over the year because we will be moving into a larger facility.

Jason Mills - First Albany - Analyst

Right.

Shelley Thunen - IntraLase - EVP and CFO

While we were increasing all that we are going to have a little step-up in the third and fourth quarters in our fixed overhead. And so I’m a little cautious about trying to say that those are going to get better. But I think we did very well this quarter

Jason Mills - First Albany - Analyst

OK, speaking of the new facilities, since we are on that topic Shelley, could you talk about capacity a little bit? Where you are at now as far as the number of lasers you can chug out of the current facility and where that might go when the new facility is running, let’s say at a capacity utilization of 80%-85%?

Shelley Thunen - IntraLase - EVP and CFO

Yes you know, I think that as we move into the new facility, I think two things. One is we are not capacity constrained right now; either for production of lasers or per procedures patient interface, but it’s tight. For those of you who have been in our facility, the manufacturing floor is a little tight.

We also manufacture only on one shift and we intend to continue to do that, because we like for the same technicians to follow the laser and final test all the way through the time it ships out the door, and be one-to-one responsible for that.

So right now, I think that our capacity for lasers, we could probably do around 200, maybe even a little bit more than that a year here. It’s going to go up significantly probably in the 400 range in the new facility just because we have more space.

Again, on our per-procedure interfaces we can produce plenty of those, may be even up to 100,000 a quarter or 400,000 a year, that will go up significantly in the new facility as well. And we think that facility will handle us from the manufacturing viewpoint for many, many years to come.

Jason Mills - First Albany - Analyst

So that’s quite an increase in capacity. So if we, you haven’t given guidance for ‘06 yet, but if we look out to ‘06, Bob, would you think that O.U.S. placements may actually exceed U.S. placements given the current trend and the opportunity, maybe not as saturated O.U.S.?

Bob Palmisano - IntraLase - President and CEO

I think that’s possible, we haven’t done our bottoms up reviews of that as yet but the trends seem to indicate that the O.U.S. business is a great opportunity. And it could be greater than 50% as we look forward.

Jason Mills - First Albany - Analyst

I believe you, Bob, you have things down to the dollar it seems like most of the time.

OK just moving on here, then back to international procedures, 20,000 seems to be nearly a 100%/90% sequentially. Can we continue to expect these kinds I mean — maybe not that kind of sequential increase — but can we continue to expect sequential increases in procedures even off of what, I think, many of us — at least, I didn’t think 20,000 necessarily would be possible

Bob Palmisano - IntraLase - President and CEO

Well I think other than in the third quarter given that the vacation schedule particularly in Europe, you have to, kind of, deal with that but we certainly did because obviously the more lasers you have placed the more procedures will evolve from those. So yes, I think that we will see sequential increases other than in the third quarter.

Jason Mills - First Albany - Analyst

What are you running, Bob, as far as procedures per lasers per month internationally. It seems like you are around 100 in the U.S.?

Bob Palmisano - IntraLase - President and CEO

That’s marvelous that you’re right on it, it’s just about a 100.

Jason Mills - First Albany - Analyst

O.U.S. as well?

Bob Palmisano - IntraLase - President and CEO

Yes. O.U.S. is about a 100, in the U.S. it’s a little bit lower.

Shelley Thunen - IntraLase - EVP and CFO

I think what we put out, it’s a kind of blended rate. For the first quarter, what we have said, Jason that could be around a 100 combined through the year — in the first quarter of course we are a little bit higher than that, a little bit next to a 105. But all O.U.S. runs a little higher than the U.S. right now on a per laser basis.

Bob Palmisano - IntraLase - President and CEO

When you look at new placements is that we notice that the lasers were placed in the fourth quarter in the 1st quarter outside the United States are running higher than the lasers that were placed in the United States in that same period of time.

Shelley Thunen - IntraLase - EVP and CFO

And again, it goes back to where we are, we introduced internationally a couple of years later and so we are in the higher volume surgeons.

Jason Mills - First Albany - Analyst

OK, one more quick one and I’ll get back in queue. You, I just wanted to see if you’ll give us a little bit more on the second quarter here, the current quarter we’re in. For the industry, LASIK volumes are typically sequentially down. Obviously you are at a different point in your business cycle. What would you anticipate for your business sequentially in both the U.S. and internationally?

And then as a part of that question you have exceeded our expectations for laser placements in both the fourth quarter and first quarter by 20% and you haven’t raised your guidance. Either you’re being too conservative or you’re penetrating lower volumes centers, maybe a little bit above both but maybe comment on that?

Bob Palmisano - IntraLase - President and CEO

I just think it’s a little bit of both, but I also would say we always kind of give a range, maybe we are above the bottom of that range, maybe we are moving towards the middle of that range or maybe even above, but we do not want to increase that. But I don’t think we are outside the range that we have given you, in our own opinion.

Jason Mills - First Albany - Analyst

OK, so for the second — comment on the second quarter?

Bob Palmisano - IntraLase - President and CEO

I don’t think we give guidance quarter by quarter but I would say that given that we place a lot of lasers is that hopefully we will be able to offset the normal decline from quarter 1 to quarter 2 in overall procedure volume.

Jason Mills - First Albany - Analyst

OK, thanks and congratulations again, great quarter.

Bob Palmisano - IntraLase - President and CEO

Thank you.

Shelley Thunen - IntraLase - EVP and CFO

Thank you.

Operator

Our next question comes from the line of Jeff Johnson of Robert Baird, please proceed.

Jeff Johnson - Robert Baird - Analyst

Thank you, Shelley, good morning, how are you?

Shelley Thunen - IntraLase - EVP and CFO

Good morning,

Jeff Johnson - Robert Baird - Analyst

Question here going back to the U.S., O.U.S. and the procedures per month per laser. Given your previous comments here that some of these placements internationally especially have been the academic centers or maybe more of the guys that are using these (inaudible) PK’s and what have you? How quickly should we think about that 100 procedures per laser per month, working its way down maybe closer to a U.S. level?

Bob Palmisano - IntraLase - President and CEO

Well I think it’s going to, in the O.U.S. business it’s going to be, at least the remainder of this year it’s going to remain high and growing. But you know at some point in time it will come down but not in the next year

Jeff Johnson - Robert Baird - Analyst

And Bob, at that point then remaining at the 100 procedures is a good number there internationally?

Bob Palmisano - IntraLase - President and CEO

I would say so.

Jeff Johnson - Robert Baird - Analyst

OK great. And other small question here. Penetration in the U.S. of the academic centers, we always look at those as maybe 10% to 15% of the LASIK volume, have you have ever talked about a penetration rate of those centers?

Bob Palmisano - IntraLase - President and CEO

No, but it’s a good point because I think that we are in most of the major academic centers. As a matter of fact we placed a laser in Q1 in Wilmer at John Hopkins, which is the leading center — and then we also have one in — we have I guess 2 in Bascom Palmer in Florida, which is either number 1 or number 2.

So, we are also in Harvard, Stanford, University of Texas — I could go on and on. But I think that we are in those academic institutions, and which is good for us, in that most of these institutions, the fellows are no longer even trained on the mechanical system. They are just trained on the IntraLase and then when they go out into the world and establish their own practices they are very anxious to get the IntraLase.

Jeff Johnson - Robert Baird - Analyst

Great if there’s maybe 50 to 70 of those academic centers throughout the country depending on how big you are consider to be a University or an academic center, are you in 20 of those at this point you know? Assuming you’re eventually going to be at a 100 given just a corneal procedures in addition to the flaps that you can do but the (inaudible) and what have you. I would assume that there is more room to go there in the academic centers?

Bob Palmisano - IntraLase - President and CEO

I think that — just off the top of my head, I would say we are 15% to 20% of those 70 academic centers. And I do think that therapeutics are very, very important to them, yes. And so as we get more therapeutic indications, as we intend to do is I think that it will be a greater attraction to them.

Jeff Johnson - Robert Baird - Analyst

Great, that’s all I have, thank you,

Shelley Thunen - IntraLase - EVP and CFO

Great, thank you.

Operator

And our next question comes from the line of James Shannick (ph) of Jewel (ph) Investments, please proceed.

James Shannick - Jewel Investments - Analyst

Yes, I was curious as to whether you could give some more color on the Escalon in particular what would be the financial impact if they were to be successful and you were notwithstanding your expectations for your position.

Bob Palmisano - IntraLase - President and CEO

Well this is just a contract dispute. I think that we have the right side of this argument and we will continue to vigorously defend our position. I couldn’t characterize what the financial impact would be, I don’t care to characterize the financial impact will be because we don’t think that is anywhere within the realm of possibility.

What would most likely happen is that if this thing went against us, which we don’t think, that we would wind up paying a little more money. But we don’t think that — I could characterize that yet because I don’t know what the, which element of the dispute would be found against us, which element will be — which we will be able to prevail on, so…

James Shannick - Jewel Investments - Analyst

Is it the bid in the (inaudible) the amount, which was raised in the prospectus (inaudible) royalty fees that they were interested in (inaudible) is what you are talking about here?

Shelley Thunen - IntraLase - EVP and CFO

Yes, what they are trying to do is to increase the amount of royalty fees that we pay to them. But that was on a past basis and what we want to do is be able to prevent that on a going forward basis as well.

James Shannick - Jewel Investments - Analyst

And again in terms of the impact if you were not to prevail or — let me ask you this, is there a time limit on the existing agreement? Is it required at a certain point? Will you be forced to renegotiate anyway?

Shelley Thunen - IntraLase - EVP and CFO

Let me answer that in two parts. We consider that the one, the agreement does expire at a future date. The expiration date is one of the questions that we have before the court. But it’s somewhere between 2 and 5 years from now, and at which point in time, no further royalties would be due.

The second thing is that if they do prevail, and we have said this before, so if they do prevail on the matters that are still open before the court, the amount would be less than one half of 1% of total revenue.

James Shannick - Jewel Investments - Analyst

Thank you.

Shelley Thunen - IntraLase - EVP and CFO

So I hope that sizes it for you, as well.

Operator

At this time there are no further questions. I would like to turn the presentation over to Bob Palmisano for closing remarks. Please proceed.

Bob Palmisano - IntraLase - President and CEO

Well, thanks everybody for listening in and participating in this conference. I appreciate you taking the time.

As I said at the beginning of the call, the year is off to a terrific start. It is clear that the IntraLase laser is becoming the technology of choice for creating corneal flap. We set records for revenues, laser placements and per procedure disposable sales.

We realize expanded gross margins, generated operating leverage and delivered the first profitable quarter in the company’s history. I look forward to talking to you again at the end of the second quarter. And hope that everybody has a good day, thank you.

Operator

Once again we thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect gave a great day.

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